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                                  EXHIBIT 99.2

               Giga-tronics Incorporated Stock Purchase Agreement


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                           GIGA-TRONICS INCORPORATED
                            STOCK PURCHASE AGREEMENT

        I hereby elect to participate in the Employee Stock Purchase Plan (the "ESPP") effective with the Entry Date specified below, and I hereby subscribe to purchase shares of Common Stock of Giga-tronics Incorporated, (the "Corporation") pursuant to the terms of this Agreement and the ESPP. I hereby authorize payroll deductions from each of my paychecks on and after my entry into the ESPP in the 1% multiple of my base salary (not to exceed 10%) specified in my attached Enrollment Form.

        Except for the initial offering period, which shall consist of a single purchase interval, each offering period is divided into a series of successive purchase intervals. The initial purchase interval is to begin on January 15, 1997 and end on the last business day in August 1997. Subsequent purchase intervals will each be of six (6) months duration and will run from the first business day of September to the last business day of February each year and from the first business day of March each year until the last business day of August in the following year. My participation will automatically remain in effect from one offering period to the next in accordance with this Agreement and my payroll deduction authorization, unless I withdraw from the ESPP or change the rate of my payroll deduction or unless my employment status changes. I may reduce the rate of my payroll deductions on one occasion per purchase interval, and I may increase my rate of payroll deduction to become effective at the beginning of any subsequent purchase interval within the offering period.

        My payroll deductions will be accumulated for the purchase of shares of the Corporation's Common Stock on the last business day of each purchase interval within the offering period. The purchase price per share for the initial offering\purchase interval shall be equal to 85% of the fair market value per share on the purchase date. The purchase price per share for subsequent purchase intervals during subsequent offering periods shall be equal to 85% of the lower of (i) the fair market value per share of Common Stock on my entry date into the offering period or (ii) the fair market value per share on the semi-annual purchase date. I will also be subject to ESPP restrictions
(i) limiting the maximum number of shares which I may purchase on any one purchase date to 1000 shares and (ii) prohibiting me from purchasing more than $25,000 worth of Common Stock for each calendar year my purchase right remains outstanding.

        I may withdraw from the ESPP at any time at least 6 business days before the last business day of a purchase interval and elect either to have the Corporation refund all my payroll deductions for that purchase interval or to have those payroll deductions applied to the purchase of shares of the Corporation's Common Stock at the end of such interval. However, I may not rejoin that particular offering period at any later date. Upon the termination of my employment for any reason, including death or disability, or my loss of eligible employee status, my participation in the ESPP will immediately cease and all my payroll deductions for the purchase interval in which my employment terminates or my loss of eligibility occurs will automatically be refunded.

        If I take an unpaid leave of absence, my payroll deductions will immediately cease, and any payroll deductions for the purchase interval in which my leave begins will, at my election, either be refunded or applied to the purchase of shares of Common Stock at the end of that purchase interval. Upon my return to active service, my payroll deductions will automatically resume at the rate in effect when my leave began.

        A stock certificate for the shares purchased on my behalf will automatically be deposited into a brokerage account which the Corporation will open on my behalf. I will notify the Corporation of any sale or disposition of my ESPP shares, and I will satisfy all applicable income and employment tax withholding requirements at the time of such sale or disposition.

        The Corporation has the right, exercisable in its sole discretion, to amend or terminate the ESPP at any time, with such amendment or termination to become effective immediately following the exercise of outstanding purchase rights at the end of any current purchase interval. Should the Corporation elect to terminate the ESPP, I will have no further rights to purchase shares of Common Stock pursuant to this Agreement.

        The effectiveness of this Agreement is dependent upon my eligibility to participate in the ESPP, as well as the Corporation's compliance with applicable regulatory requirements.


Date:__________________, 199_           ---------------------------------------
                                        Signature of Employee

Entry Date:____________, 199_           Printed Name:__________________________